March 2009 Pricing Sheet dated March 24, 2009 relating to Preliminary Pricing Supplement No. 45 dated February 23, 2009 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities

Buffered PLUS Based on the Price of Gold due March 31, 2011
Buffered Performance Leveraged Upside SecuritiesSM
PRICING TERMS – MARCH 24, 2009
Issuer:	Morgan Stanley
Aggregate principal amount:	$3,772,000
Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS (see “Commissions and Issue Price” below)
Pricing date:	March 24, 2009
Original issue date:	March 31, 2009 (5 business days after the pricing date)
Maturity date:	March 31, 2011
Payment at maturity:
At maturity, you will receive an amount per Buffered PLUS equal to:
•     If the final gold price is greater than the initial gold price:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
•      If the final gold price is less than or equal to the initial gold price but greater than or equal to 85% of the initial gold price, meaning the price of gold has declined by an amount less than or equal to the buffer amount of 15%:
$1,000
•     If the final gold price is less than 85% of the initial gold price, meaning the price of gold has declined by an amount greater than the buffer amount of 15%:
($1,000 x commodity performance factor) + $150
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered PLUS pay less than $150 per Buffered PLUS at maturity.

Maximum payment at maturity:	$1,750 per Buffered PLUS (175% of the stated principal amount)
Minimum payment at maturity:	$150 per Buffered PLUS (15% of the stated principal amount)
Leveraged upside payment:	$1,000 x commodity percent increase x leverage factor
Commodity percent increase:	(final gold price – initial gold price) / initial gold price
Leverage factor:	140%
Buffer amount:	15%
Commodity performance factor:	final gold price / initial gold price
Initial gold price:	$923.75, which is the gold price on the pricing date
Final gold price:	The gold price on the valuation date
Gold price:
On any day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market on such date

Valuation date:	March 22, 2011, subject to adjustment for certain market disruption events
CUSIP:	617482EM2
ISIN:	US617482EM24
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Buffered PLUS	100%	1.75%	98.25%
Total	$3,772,000	$66,010	$3,705,990

(1) The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by that investor.  The lowest price payable by an investor is $992.50 per Buffered PLUS.  Please see the cover page of the accompanying preliminary pricing supplement for further details.

(2) For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering, and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 45 dated February 23, 2009
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

THE BUFFERED PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE BUFFERED PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.